Exhibit 10.34

May 29, 2012

Nestor A. Molfino, MD

Dear Nestor:

We are pleased to inform you that on April 17, 2012, the Compensation Committee of the Board of Directors of KaloBios Pharmaceuticals, Inc. (the “Company”) approved for you the following benefits:

1. Stock Options Vesting Acceleration. If the Company is subject to a Change in Control (as defined in the Company’s 2001 Stock Plan) before your service with the Company terminates, and if you are subject to an Involuntary Termination (as defined in Section 8) within 12 months after that Change in Control (“Double Trigger”), then you will receive the following vesting acceleration with respect to each option for shares of the Company’s Common Stock granted under the Company’s 2001 Stock Plan:

(a)	Vesting Credit until Date of Involuntary Termination:

(i) To the extent that you have not become vested in any of the shares of the Company’s Common Stock subject to a particular option as of the effective date of the Involuntary Termination, you will become vested in X/Y of the shares subject to such option, in which X is equal to the number of whole months of service that you have provided from the vesting commencement date of such option until the effective date of the Involuntary Termination and Y is equal to the total number of months of service to fully vest in such option; or

(ii) To the extent that you have become vested in any of the shares of the Company’s Common Stock subject to a particular option, you will retain such vesting credit; and

(b)	Vesting Acceleration following Involuntary Termination:

As of the effective date of the Involuntary Termination, you will become vested in an additional number of shares subject to each option equal to fifty percent (50%) of your then unvested shares of the Company’s Common Stock subject to such option. The number of unvested shares is determined by first taking into account Section 1(a) above.

In the event that an option granted to you under the Plan has vesting acceleration that is also triggered by a Double Trigger but whose terms are different than the vesting acceleration described herein (“Previous Double Trigger Acceleration”), the vesting acceleration described in this letter agreement will supersede and replace in its entirety any such Previous Double Trigger Acceleration. In the event that an option granted to you under the Plan has vesting acceleration that is not triggered by a Double Trigger, such vesting acceleration remains in full force and effect.

Example of Double Trigger Acceleration:

You have an option for 10,000 shares of the Company’s Common Stock. This option has a four-year vesting schedule, with a 12-month cliff, so that 25% of the shares become vested upon your completion of 12 months of service from the vesting commencement date of the option, and 1/48th of the shares become vested upon your completion of each month of service thereafter.

The Double Trigger occurs when you have completed ten months of service from this option’s vesting commencement date. In accordance with this Section 1, to calculate the vesting acceleration, pursuant to Section 1(a), you must first receive monthly vesting credit to become vested in 10/48th of 10,000 shares or 2,083 shares and then the vesting acceleration in Section 1(b) would permit you to become vested in an additional 50% of the 7,917 unvested shares or 3,959 shares for a total vesting acceleration of 6,042 shares (2,083 + 3,959).

2. Severance Benefits upon Change in Control. If the Company is subject to a Change in Control before your service with the Company terminates, and if you are subject to an Involuntary Termination within 12 months after that Change in Control and a Separation occurs, then you will be entitled to the following benefits:

(a) The Company will continue to pay your base salary for a period of 12 months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures. The amount of the salary continuation payments under this Subsection (a) will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).

(b) If a target bonus has been established for you for the fiscal year in which your employment terminates, you will receive a pro rata portion of that target bonus, based on the number of days for which you were employed during that fiscal year. This amount will be paid in installments over the same period as your base salary, pursuant to Subsection (a) above.

(c) If you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of your employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees until the earliest of (i) the close of the 12-month period following the termination of your employment, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

(d) Commencement of Severance Payments. Payment of the periodic severance pay provided for under Sections 2(a) and 2(b) above will commence on the first regularly scheduled payroll date that occurs on or after 60 days after your Separation, but only if you have complied with the release and other preconditions set forth in Section 3. For purposes of Section 409A of the Code, each periodic payment under Sections 2(a) and 2(b) is hereby designated as a separate payment.

(e) Mandatory Deferral of Payments. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the periodic severance payments under Sections 2(a) and 2(b), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the periodic payments commence. If applicable, this paragraph supersedes any contrary provision of this letter agreement.

3. Release of Claims. However, the benefits in Sections 1 and 2 will not apply unless you (i) resign as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, (ii) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (iii) have returned all Company property. The Company will deliver the release to you within 15 days after your Separation. You must execute and return the release within the period of time set forth in the form of release (the “Release Deadline”), which will be no later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline or if you revoke the release, you will not be entitled to any benefits that are contingent on your execution of the release.

4. Employment Relationship. Employment with the Company continues to be for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

5. Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

6. Interpretation, Amendment and Enforcement. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company (other than you). The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County in connection with any Dispute or any claim related to any Dispute.

7. Arbitration. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in Santa Clara County or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 6 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

8. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Chief Executive Officer or President or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10% or (iii) receipt of notice that your principal workplace will be relocated more than 30 miles. A condition will not be considered reason for voluntary resignation under subclause (b) unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice. In addition, your resignation must occur within 12 months after the condition comes into existence. [For the avoidance of doubt, any Company request that you relocate from San Diego to the San Francisco Bay Area shall not constitute grounds for an Involuntary Termination.]

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

* * * * *

You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. If you have any questions, please call me at 650-243-3101.

Very truly yours,

KALOBIOS PHARMACEUTICALS, INC.

/s/ David Pritchard
By: David Pritchard
Title: Chief Executive Officer

I have read and accept the terms of this letter agreement:

/s/ Nestor Molfino
Signature of Nestor Molfino, M.D.

Dated: May 29, 2012